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                    SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934

                       (Amendment No. __)

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/  /     Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                     The Southern Africa Fund, Inc.
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        (Name of Registrant as Specified In Its Charter)


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           (Name of Person(s) Filing Proxy Statement,
                  if other than the Registrant)

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                 The Southern Africa Fund, Inc.

                                                   April 20, 1999


Dear Fellow Southern Africa Fund Stockholder:

    You should have received The Southern Africa Fund's proxy materials for its April 27, 1999 Annual Meeting of Stockholders. You may also have received proxy materials from Deep Discount Advisors, Inc. ("Deep Discount") seeking, among other things, the election of five of its own nominees to the Fund's Board of Directors and the removal of Alliance Capital as the Fund's investment manager. As Deep Discount's agenda will disrupt the Fund's highly successful investment program and, indeed, destroy the Fund, we are writing to enlist your support in thwarting this irresponsible speculative attack on the Fund.

A.  The Truth About Deep Discount

    1. Deep Discount is a small money management firm located in Asheville, North Carolina. As the firm's name suggests, Deep Discount invests in closed-end funds whose shares are trading at discounts from net asset value, in the hope of realizing above-market returns as those discounts narrow. In recent years, however, Deep Discount has veered into "fund busting," i.e., pressuring a closed-end fund to liquidate or convert to open-end form, then quickly taking its profit and moving on to the next victim. Unfortunately, Deep Discount has targeted the Fund as its latest speculative sandbox.

    2. Deep Discount is attacking The Southern Africa Fund even though the relatively illiquid nature of the African equity markets makes it quite impracticable for the Fund to function successfully in open-end form. Worse, Deep Discount is disguising its true intentions by purporting to advocate such measures as "perpetual buybacks." In fact, the only practical way for Deep Discount to achieve its own speculative objective would be to force the liquidation or open-ending--i.e., the destruction--of the Fund.

    3. Deep Discount's disregard for the interests of stockholders is reflected in the profiles of the five individuals it seeks to have elected to the Fund's Board of Directors. None of them, all but one of whom are Deep Discount employees, has any investment expertise regarding Southern Africa, or any meaningful background in closed-end fund governance. Clearly, candidates such as these were proposed solely to achieve Deep Discount's speculative "hit and run" profit objective.




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    4.   Deep Discount's motives and methods are best illustrated
by its recent activities in The Austria Fund, another closed-end fund. Deep Discount accumulated a large position in Austria Fund shares and, with the help of two other institutional arbitrageurs, elected four representatives, allegedly champions of stockholder interests, to The Austria Fund's Board of Directors in January, 1999. But true to Deep Discount's selfish "hit and run" form, on March 26, 1999, Deep Discount sold in the open market virtually its entire position in The Austria Fund- -approximately 18% of the fund's outstanding shares--at a handsome profit largely created by discount reduction measures previously implemented by The Austria Fund's Board of Directors at the recommendation of Alliance Capital.

B.  The Truth About Alliance Capital

    1. Alliance Capital is responsible for The Southern Africa Fund's fine performance. From the Fund's inception on March 7, 1994 through March 31, 1999, the Fund's net asset value total return was 66.64%, far superior to the 16.08% return of the Johannesburg Stock Exchange All-Share Index (the broadly representative index which is the Fund's benchmark). The Southern Africa Fund is the only fund of its kind, and we at Alliance Capital strongly believe that the Southern African markets are poised to outperform over the next several years.

    2. Alliance Capital has repeatedly demonstrated its commitment to stockholder values. As one of the industry's largest closed-end fund sponsors, Alliance has a long and distinctive history of proactively recommending discount reduction measures to the directors of the many closed-end funds under its sponsorship. In the case of The Southern Africa Fund, Alliance will shortly make recommendations to the Fund's Board of Directors regarding both commencement of the Fund's imminent "mandatory tender offer" and initiation of the share repurchase program approved by the Board of Directors at Alliance's recommendation late last year. Alliance is actively studying further steps to provide significant and sustained discount relief in a manner consistent with the best interests of all stockholders.

    3. Continuation of the Fund's relationship with Alliance Capital is in your best interests. One of Deep Discount's proposals would terminate the Fund's investment management agreement with Alliance. The Fund would immediately lose Alliance's services and the Fund's investment program would be completely disrupted. This would not eliminate the Fund's market discount and might very well increase it. A new agreement with any adviser would require stockholder approval, which could only occur months later, after considerable stockholder expense.



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During this time, your investment in the Fund could be
substantially harmed.

C.  The Truth About the Fund

    One of this century's most uplifting stories has been the democratic transition of the Republic of South Africa from the repressive apartheid regime to majority rule under the leadership of President Nelson Mandela. In 1993, Congress declared it to be the policy of the United States "to encourage United States private sector investment in South Africa." We are particularly proud that, at one of the most delicate moments of South Africa's transition, shortly before the country's first democratic election in 1994, we were able to successfully launch The Southern Africa Fund. It would indeed be tragic if, as the result of Deep Discount's financial piracy, the Fund's large pool of capital were no longer available to support the hopes and aspirations of the people of the new South Africa. We understand that the South African Government has directly expressed its anxieties regarding Deep Discount's activities to some of the Fund's largest stockholders. We need your support as well to repel Deep Discount's irresponsible assault on The Southern Africa Fund.

    To help us, please complete, sign and date the enclosed white proxy card and return it in the enclosed postage-paid envelope as soon as possible. If you inadvertently returned a green proxy card, you have every right to change your mind and rescind it. When you return our white proxy card it will automatically rescind your previously mailed green card. In a proxy contest like this, it's the latest dated proxy card that counts.

    Should you have any questions or need additional assistance, please call the Fund's proxy solicitor, Shareholder
Communications Corporation, at 1-800-733-8481 ext. 497.

    Thank you for your time and your consideration.


                             Sincerely yours,


                             Dave H. Williams
                             Chairman and President
                             The Southern Africa Fund, Inc.

                             Chairman of the Board
                             Alliance Capital Management
                               Corporation




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